Exhibit 21.1
SUBSIDIARIES OF GREAT WOLF RESORTS, INC.
1.	BHMH, LLC

2.	Blue Harbor Resort Sheboygan, LLC

3.	CTGW, LLC

4.	Creative Kingdoms, LLC

5.	GLGB Manager III, LLC

6.	Grapevine Beverage, Inc.

7.	Great Bear Lodge of Wisconsin Dells, LLC

8.	Great Lakes Services, LLC

9.	Great Wolf Capital Trust I

10.	Great Wolf Connecticut, LLC

11.	Great Wolf Finance Corp.

12.	Great Wolf Kansas SPE, LLC

13.	Great Wolf Lodge of Chehalis, LLC

14.	Great Wolf Lodge of Georgia, LLC

15.	Great Wolf Lodge of Grapevine, LLC

16.	Great Wolf Lodge of Kansas City, LLC

17.	Great Wolf Lodge of PKI, LLC

18.	Great Wolf Lodge of the Carolinas, LLC

19.	Great Wolf Lodge of the Poconos, LLC

20.	Great Wolf Lodge of Traverse City, LLC

21.	Great Wolf Lodge of Williamsburg, LLC

22.	Great Wolf TC Development, LLC

23.	Great Wolf Traverse SPE, LLC

24.	Great Wolf Williamsburg SPE, LLC

25.	GW Capital Trust II

26.	GW Capital Trust III

27.	GWF Connecticut, LLC

28.	GWL KC Beverage, Inc.

29.	GWR Development Connecticut, LLC

30.	GWR Michigan, LLC

31.	GWR OP General Partner, LLC

32.	GWR Operating Partnership, LLLP

33.	Mason Family Resorts, LLC

34.	New Kingdoms, LLC

35.	Niagara Glenview Tent & Trailer Park Company (Nova Scotia)

36.	Pine Brook Properties, LLC

37.	Scooops Tenant, LLC

38.	Williamsburg Landlord Parcel C, LLC

39.	Williamsburg Landlord Parcel D, LLC

40.	Williamsburg Meadows, LLC